Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL STATEMENTS

On April 11, 2024, Century Therapeutics, Inc. (Century Therapeutics) entered into an Agreement and Plan of Merger (Merger Agreement) with Clade Therapeutics, Inc. (Clade Therapeutics), Clarent Intermediate Sub, Inc, and Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Clade (Merger Sub). Upon the terms and subject to the satisfaction of the conditions described in the Merger Agreement, Merger Sub merged with and into Clade Therapeutics, with Clade Therapeutics surviving as a wholly owned subsidiary of Century (Merger).

The unaudited pro forma condensed combined financial information is provided for illustrative purposes only, and does not necessarily reflect what the actual consolidated results of operations and financial position would have been had the acquisition occurred on the dates assumed and may not be useful in predicting the future consolidated results of operations or financial position.

The unaudited pro forma condensed combined financial information does not give effect to the potential impact of current financial conditions, regulatory matters, operating efficiencies or other savings or expenses that may be associated with the integration of the two companies and does not purport to represent the actual results of operations that Century Therapeutics and Clade Therapeutics would have achieved had the companies been combined during the periods presented and is not intended to project the future results of operations that the combined company may achieve after the Merger. The unaudited pro forma combined financial information does not reflect any potential cost savings that may be realized as a result of the Merger and also does not reflect any restructuring or integration-related costs to achieve those potential cost savings.

Accounting rules require evaluation of certain assumptions, estimates, or determination of financial statement classifications. During preparation of the unaudited pro forma condensed combined financial information, management conducted a review of Clade Therapeutics’ accounting policies and concluded there were no material differences in accounting policies that would require an adjustment or reclassification of Clade Therapeutics’ results of operations or reclassification of assets or liabilities to conform to Century Therapeutics’ accounting policies and classifications.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X under the Securities Act of 1933, as amended (Securities Act) and presents the combined historical consolidated financial position and consolidated results of operations of Century Therapeutics and the historical consolidated financial position and results of operations of Clade Therapeutics, adjusted to give effect to (i) the acquisition of Clade Therapeutics as further described in Note 1 — Description of the Merger ; and (ii) the pro forma effects of certain assumptions and adjustments described in “Notes to the Unaudited Pro Forma Condensed Combined Financial Information” below.

The following unaudited pro forma combined financial information is presented to illustrate the estimated effects of the Merger, based on the historical financial statements and accounting records of Century Therapeutics and Clade Therapeutics after giving effect to the Merger and the related pro forma adjustments as described in the notes included below.

The unaudited pro forma condensed combined financial statements reflect management’s preliminary estimates of the fair value of purchase consideration, the fair values of tangible and intangible assets acquired and liabilities assumed, and the related income tax effect on the acquisition, with the remaining estimated purchase consideration recorded as goodwill. Independent valuation specialists have conducted an analysis to assist management of the Company in determining the fair value of the assets acquired and liabilities assumed. The Company’s management is responsible for these third-party valuations and appraisals. Since these unaudited pro forma condensed combined financial statements have been prepared based on preliminary estimates of the fair value of purchase consideration and fair values of assets acquired and liabilities assumed, the actual amounts to be reported in future filings may differ materially from the amounts used in the pro forma condensed combined financial statements.

These unaudited pro forma condensed combined financial statements should be read in conjunction with the following:

•        The accompanying notes to the unaudited pro forma condensed combined financial statements;

•         The Company’s historical audited consolidated financial statements and notes thereto contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023;

•         The Current Report on Form 8-K of the Company to which these unaudited pro forma condensed combined financial statements are attached as an exhibit; and

•         Clade’s audited consolidated financial statements and notes thereto for the year ended December 31, 2023, included in Exhibit 99.1 to the Current Report on Form 8-K of the Company.

Unaudited Pro Forma Condensed Combined Balance Sheet
As of December 31, 2023

(in thousands)

	Century	Clade	Transaction		Pro Forma
	(Historical)	(Historical)	Adjustments	Notes	Combined
ASSETS
Current assets:
Cash and cash equivalents	$47,324	$14,219	$(15,900)	A	$45,643
Short-term investments	125,414	—	—		125,414
Prepaid expenses and other current assets	4,256	1,168	—		5,424
Total current assets	176,994	15,387	(15,900)		176,481
Property and equipment, net	71,705	3,630	—		75,335
Operating lease right of use asset, net	20,376	11,255	—		31,631
Restricted cash	1,979	849	—		2,828
Long-term investments	89,096	—	—		89,096
Goodwill	—	418	3,117	B, C, D	3,535
Intangible assets	—	3,259	28,741	B, C, D	32,000
Security deposits and non-current assets	541	—	—		541
Total assets	$360,691	$34,798	$15,958		$411,447

LIABILITIES, PREFERRED STOCK AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,741	$1,145	$—		$3,886
Accrued expenses and other liabilities	10,149	1,459	2,296	E	13,904
Deposit liability	584	—	—		584
Deferred revenue, current	4,372	—	—		4,372
Operating lease liability, short term	—	864	—		864
Total current liabilities	17,846	3,468	2,296		23,610
Deferred revenue, non-current	111,381	—	—		111,381
Deposit liability	56	—	—		56
Deferred tax liability	—	278	3,075	F	3,353
Contingent consideration	—	330	9,764	G	10,094
Operating lease liability, long term	46,658	8,595	—		55,253
Total liabilities	175,941	12,671	15,135		203,747
Series A convertible preferred stock	—	69,976	(69,976)	H	—
Series A-1 convertible preferred stock	—	2,733	(2,733)	H	—
Stockholders’ equity (deficit):
Common stock	6	1	—	H, I	7
Additional paid-in capital	840,407	1,065	24,180	G, H, I	865,652
Accumulated other comprehensive income	108	138	(138)	H	108
Accumulated deficit	(655,771)	(51,786)	49,490	E, H	(658,067)
Total stockholders’ equity (deficit)	184,750	(50,582)	73,532		207,700
Total liabilities, preferred stock and stockholders’ equity (deficit)	$360,691	$34,798	$15,958		$411,447

See accompanying notes to the unaudited pro forma condensed combined financial statements.

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Unaudited Pro Forma Condensed Combined Statements of Operations and Comprehensive Loss
For the Year Ended December 31, 2023

(in thousands, except share and per share amounts)

	Century	Clade	Transaction		Pro Forma
	(Historical)	(Historical)	Adjustments	Notes	Combined
Collaboration revenue	$2,235	$—	$—		$2,235

Operating expenses:
Research and development	92,710	31,479	—		124,189
General and administrative	34,706	7,815	2,296	E	44,817
In-process research and development	5,000	—	—		5,000
Impairment of long-lived assets	16,365	—	—		16,365
Total operating expenses	148,781	39,294	2,296		190,371

Loss from operations	(146,546)	(39,294)	(2,296)		(188,136)

Interest expense	(540)	—	—		(540)
Interest income	12,677	933	—		13,610
Other income (expense), net	(383)	(227)	—		(610)
Total other income (expense)	11,754	706	—		12,460
Loss before provision for income taxes	(134,792)	(38,588)	(2,296)		(175,676)
Provision for income taxes	(1,881)	—	—		(1,881)
Net loss	$(136,673)	$(38,588)	$(2,296)		$(177,557)

Net loss per share, basic and diluted	$(2.30)				$(2.82)
Weighted average common shares outstanding, basic and diluted	59,314,389		3,741,646	I	63,056,035
Other comprehensive loss
Unrealized gain on investments	2,602	—	—		2,602
Foreign currency translation (loss) gain	(32)	138	—		106
Comprehensive loss	$(134,103)	$(38,450)	$(2,296)		$(174,849)

See accompanying notes to the unaudited pro forma condensed combined financial statements.

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NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
FINANCIAL INFORMATION

1.	Description of Transactions and Basis of Presentation

Description of the Merger

On April 11, 2024, the Company acquired Clade Therapeutics through the merger of a wholly-owned subsidiary of the Company with and into Clade Therapeutics (the “Merger”), with Clade Therapeutics continuing as the surviving corporation in the Merger and a wholly owned indirect subsidiary of the Company.

Pursuant to the terms of the Merger Agreement, the aggregate upfront consideration was approximately $31.1 million, consisting of (i) approximately $15.9 million in cash and (ii) 4,535,333 shares of the Company’s common stock, par value $0.0001 per share (the “Merger Shares”), less a total of 793,687 of which were held back at the closing of the Merger (the “Closing”) as recourse to satisfy certain indemnification obligations of the Clade securityholders under the Merger Agreement and, subject to any forfeiture of Merger Shares as a result of indemnification claims made prior to the 18-month anniversary of the Closing, will be issued pursuant to the terms of the Merger Agreement following the 18-month anniversary of the Closing. The cash portion of the upfront consideration is subject to customary adjustments for indebtedness, cash, and transaction expenses.

Following the Closing, the Merger Agreement provides for one potential clinical development milestone payment of $10.0 million (which may be paid by the Company in cash, shares of its common stock or a combination thereof) to be made to Clade securityholders upon the achievement of the milestone.

In connection with the Merger, the Company transferred consideration of $41.1 which consisted of $15.9 million in cash, issuance of common stock with an estimated fair value of $15.2 million and contingent consideration with an estimated fair value of $10.1 million, which includes the shares that were held back described above.

The unaudited pro forma condensed combined financial statements have been prepared based on the Company’s and Clade Therapeutic’s historical financial information, giving effect to the acquisition and related adjustments described in these notes to show how the acquisition might have affected the historical financial statements if it had been completed on January 1, 2023 for the purposes of the condensed combined statements of operations and comprehensive loss, and as of December 31, 2023 for purposes of the condensed combined balance sheet. Clade Therapeutics prepares its consolidated financial statements in accordance with U.S. generally accepted accounting principles.

The Company accounts for business combinations in accordance with Financial Accounting Standards Board Accounting Standards Codification 805, Business Combinations. The preliminary fair value of purchase consideration for the acquisition has been allocated to the assets acquired and liabilities assumed based on a preliminary valuation of their respective fair values and the preliminary assessment of the tax impact of the acquisition and may change when the final valuation of the assets acquired and liabilities assumed is determined.

2.	Estimated Consideration and Preliminary Purchase Price Allocation

The fair value of the consideration (inclusive of the potential clinical development milestone payment as described above) totaled approximately $41.1 million is summarized as follows (in thousands):

Amount
Century common stock issued to Clade	$15,154
Cash	15,900
Contingent consideration	10,094
Total Consideration Transferred	$41,148

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Since these unaudited pro forma condensed combined financial statements have been prepared based on preliminary estimates of the purchase consideration and fair values of assets acquired and liabilities assumed, the actual amounts recorded may differ materially from the amounts used in the pro forma condensed combined financial statements.

Under the acquisition method of accounting, the identifiable assets acquired and liabilities assumed of Clade Therapeutics are recorded at their acquisition date fair values and added to those of the Company. The transaction adjustments are preliminary and have been prepared based on preliminary estimates of the purchase consideration, fair values of assets acquired and liabilities assumed, and the preliminary assessment of the tax impact of the acquisition, and the actual amounts to be reported in future filings may differ materially from the amounts used in the pro forma condensed combined financial statements.

The following table sets forth a preliminary allocation of the estimated purchase consideration to the identifiable tangible and intangible assets acquired and liabilities assumed of based on Clade Therapeutic’s December 31, 2023 balance sheet, with the excess recorded as goodwill (in thousands):

Amount
Asset acquired:
Cash and cash equivalents	$14,219
Prepaid expenses and other current assets	1,168
Property and equipment	3,630
Operating lease right of use asset, net	11,255
Restricted Cash	849
IPR&D	32,000
Goodwill	3,535
Total assets acquired	66,656

Liabilities assumed
Accounts payable	1,145
Accrued expenses and other liabilities	1,457
Lease liability	9,459
Deferred tax liability	3,353
Contingent consideration	10,094
Total liabilities assumed	25,508
Net assets acquired	$41,148

The above allocation of the purchase price is based upon the net assets of Clade Therapeutics as of December 31, 2023 and have not been adjusted for the net assets acquired on April 11, 2024.

3.	Transaction Accounting Adjustments

A.	Reflects cash of $15.9 million paid on the Closing Date of the acquisition.

B.	Reflects the removal of Clade Therapeutics’ historical goodwill and intangibles.

C.	Reflects the recognition of goodwill arising from the acquisition which is calculated as the difference between the fair value of the consideration paid and the preliminary values assigned to the identifiable tangible and intangible assets acquired and liabilities assumed based upon the Company’s provisional purchase price allocation. The goodwill is primarily attributable to assembled workforce and increased synergies that are expected to be achieved from the integration of Clade Therapeutics and is not expected to be deductible for income tax purposes.

D.	Reflects the recognition of the estimated net fair value of acquired indefinite-lived in-process research and development assets (IPR&D) (in thousands):

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Estimated Fair Value
IPR&D	$32,000
Less: Clade Therapeutics’ historical intangible assets	(3,259)
Pro forma adjustment to intangible assets	$28,741

E.	Reflects the accrual of transaction and other acquisition-related costs that had been incurred through the Closing Date but not recorded in the historical financial statements.

F.	Reflects the recognition of an estimated deferred tax liability related to the acquisition.

G.	Recording fair value of contingent consideration for the acquisition.

H.	Reflects the elimination Clade Therapeutics’ residual stockholders’ equity.

I.	Reflects the issuance of 3,741,646 common shares having a fair market value of $4.05 per share as consideration for the acquisition.

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